PRELIMINARY PROXY CARD
SUBJECT TO COMPLETION
NOVUS CAPITAL CORPORATION
8556 Oakmont Lane
Indianapolis, IN 46260
SPECIAL MEETING OF STOCKHOLDERS
, 2020
YOUR VOTE IS IMPORTANT

NOVUS CAPITAL CORPORATION

THvS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON , 2020

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus, dated , 2020, in connection with the Special Meeting to be held at 10:00a.m. EST on , 2020 via live webcast at the following address: , and hereby appoints Robert J. Laikin and Larry M. Paulson, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Novus Capital Corporation ("Novus") registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of Stockholders and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 (THE BUSINESS COMBINATION PROPOSAL) BELOW, "FOR" PROPOSALS 2A THROUGH 2F (THE CHARTER PROPOSALS) BELOW, "FOR" PROPOSAL 3 (THE EQUITY INCENTIVE PLAN PROPOSAL) BELOW, "FOR" PROPOSAL 4 (THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL) BELOW, "FOR" PROPOSAL 5 (THE NASDAQ PROPOSAL) BELOW AND "FOR" PROPOSAL 6 (THE ADJOURNMENT PROPOSAL) BELOW.

THE NOVUS BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 (THE BUSINESS COMBINATION PROPOSAL) BELOW, "FOR" PROPOSAL 2A THROUGH 2F (THE CHARTER PROPOSALS) BELOW, "FOR" PROPOSAL 3 (THE EQUITY INCENTIVE PLAN PROPOSAL) BELOW, "FOR" PROPOSAL 4 (THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL) BELOW, "FOR" PROPOSAL 5 (THE NASDAQ PROPOSAL) BELOW AND "FOR" PROPOSAL 6 (THE ADJOURNMENT PROPOSAL) BELOW.

PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE.

PROXY

		FOR	AGAINST	ABSTAIN
1.	To consider and vote upon a proposal to approve the business combination described in Novus's proxy statement, including (a) the Agreement and Plan of Merger, dated as of September 28, 2020 (the "Merger Agreement"), by and among Novus, AppHarvest, Inc., a Delaware public benefit corporation ("AppHarvest"), and ORGA, Inc., a Delaware corporation ("Merger Sub"), and the transactions	☐	☐	☐

contemplated thereby, pursuant to which Novus will issue shares of common stock of Novus (“Novus Common Stock”) to holders of common stock of AppHarvest (“AppHarvest Common Stock”) and AppHarvest will merge with and into Merger Sub, with AppHarvest surviving the merger and becoming a wholly-owned direct subsidiary of Novus.

2. To approve the following material differences between the organizational documents of Novus that will be in effect upon the closing of the transactions and Novus’s current amended and restated certificate of incorporation:

		FOR	AGAINST	ABSTAIN
2a.	The name of the new public entity will be “AppHarvest, Inc.” as opposed to “Novus Capital Corporation”.	☐	☐	☐
2b.	Novus will be designated as a public benefit corporation and will identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large.	☐	☐	☐
2c.	Novus’s organizational documents will not include the various provisions applicable only to special purpose acquisition corporations that Novus’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).	☐	☐	☐
2d.	Novus’s organizational documents will require that stockholders only act at annual and special meeting of the corporation and not by written consent.	☐	☐	☐
2e.	Novus’s organizational documents will eliminate the current limitations in place on the corporate opportunity doctrine.	☐	☐	☐
2f.	Novus’s organizational documents will increase the required vote thresholds for approving amendments to the charter and bylaws to 66⅔%.	☐	☐	☐
3.	Novus will adopt the AppHarvest, Inc. 2020 Equity Incentive Plan (“the 2020 Plan’’) established to be effective after the Closing to assist Novus, immediately upon consummation of the Business Combination (“the Combined Company’’), in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.	☐	☐	☐
4.	Novus will adopt the Employee Stock Purchase Plan (the “ESPP”) to give an opportunity to purchase shares of Combined Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.	☐	☐	☐
5.	Novus will (i) issue Novus Common Stock to (a) AppHarvest’s stockholders as a result of the Merger pursuant to the Business Combination Agreement, (b) the investors in the PIPE and (c) the holders of the AppHarvest Interim Period Convertible Notes; and (ii)	☐	☐	☐

adopt the 2020 Plan and ESPP.6.To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Novus is unable to consummate the business combination.FORAGAINSTABSTAIN MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.Dated:2020Stockholder’s SignatureStockholder’s SignatureSignature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.